UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2012 (March 26, 2012)

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Arista Place, Suite 430, Broomfield, CO 80021

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2012 Bonuses and Performance Goals

On March 26, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of ARCA biopharma, Inc. (the “Company”) approved 2011 cash performance bonuses, payable, if at all, upon the Company’s meeting a performance goal related to successfully completing a transaction providing for the further development, including financing, of Gencaro (the “Gencaro Milestone”). The Committee also approved the 2012 corporate goals set forth below and that 2012 target bonuses (expressed as a percentage of 2012 base salary) and 2012 base salaries, for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission), would not be modified from those approved for 2011, in each case as set forth below.

Name and Title	2011 Cash Bonus	2012 Target Bonus (%)	2012 Base Salary
Michael R. Bristow President and Chief Executive Officer	$60,049	50%	$272,950
Patrick M. Wheeler Chief Financial Officer	$29,231	30%	$221,450
Christopher D. Ozeroff Senior Vice President, General Counsel	$35,214	30%	$266,770

The 2011 cash bonuses were approved in consideration for partial achievement of the Company’s 2011 performance goals. Specifically, the Committee determined that the Company had achieved certain of its 2011 performance goals during the fiscal year 2011 by maintaining Nasdaq listing requirements and meeting Company budget goals and by achieving certain product development goals, and had engaged in substantial efforts towards achieving the goal to advance the Company’s Gencaro atrial fibrillation regulatory approval process. However, due to the Company’s limited financial resources, the Board concluded that the Company would pay cash bonuses for partial achievement of the 2011 performance goals during the 2012 fiscal year upon the achievement of the Gencaro Milestone. Upon achievement of the Gencaro Milestone, the deferred 2011 cash bonuses will be paid.

The Committee also reviewed and approved the 2012 corporate performance goals to be evaluated by the Committee in connection with the determination of 2012 bonus awards for the named executive officers. The 2012 corporate objectives generally target the achievement of specific strategic, research and development and corporate development milestones that are considered to be important to the achievement of the Company’s long-term strategic goals, including the Gencaro Milestone, specified achievements in the Company’s Gencaro atrial fibrillation regulatory progress, further development of other Company assets, maintaining public company status and other product development milestones.

Amendment of Employment Agreements

On March 30, 2012, the Company entered into Waiver and Amendment Agreements with each of Dr. Michael Bristow, the Company’s Chief Executive Officer, Mr. Patrick M. Wheeler, the Company’s Chief Financial Officer and Mr. Christopher D. Ozeroff, the Company’s Senior Vice President and General Counsel (the “Employment Amendments”). The Company is party to the Amended and Restated Employment and Retention Agreements dated June 1, 2008, with each of Dr. Bristow and Mr. Ozeroff, and to the Employment Agreement dated February 11, 2009, with Mr. Wheeler (together, the “Original Agreements”). These officers are also party to Employee Intellectual Property, Confidentiality and Non-Compete Agreements with the Company (together, the “Non-Compete Agreements”). The Original Agreements specify certain terms of employment of these officers, including certain severance obligations of the Company in connection with termination of their employment. The Original Agreements are more fully described under the caption “Executive Compensation – Narrative Disclosure to Summary Compensation Table – Employment Agreements or Arrangements” in the Company’s Proxy Statement filed with the Commission on March 30, 2011, which description is incorporated by reference herein.

The Employment Amendments with Dr. Bristow and Mr. Ozeroff amend their Original Agreements to limit the obligation of the Company to make a severance payment to them to situations involving a termination of their employment in connection with or following a change in control of the Company. The Employment Amendment with Mr. Wheeler amends his Original Agreement to limit the severance payable to Mr. Wheeler if his employment is terminated other than in connection with or following a change in control of the Company, to an amount equal to four months of his base salary. In addition, the Employment Amendments amend the Non-Compete Agreements to limit these officers’ post-employment non-competition obligations to the Company to the period after termination during which they receive a specified cash severance payment from the Company. The foregoing description is qualified in its entirety by reference to the Employment Amendments, copies of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2012

ARCA biopharma, Inc. (Registrant)

By:	/s/ Christoper D. Ozeroff
	Name:	Christopher D. Ozeroff
	Title:	Senior Vice President and General Counsel